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                                                                    Exhibit 12.1

                     ARGO-TECH CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                      40 weeks      39 weeks                              Fiscal Year Ended
                                       ended         ended       -------------------------------------------------------------------
                                      July 31,      July 26,     October 25,   October 26,  October 27,   October 28,    October 30,
                                        2004          2003          2003          2002          2001         2000           1999
                                      --------      --------     -----------   -----------  -----------   -----------    -----------
                                     (Unaudited)                                       (Dollars in Thousands)
Historical:
  Income from operations              $ 25,715      $ 18,837      $ 26,835      $ 27,832      $ 38,159      $ 25,352       $ 33,846
  Debt extinguishment expense(a)         5,571
  Other, net                               (10)          (26)         (529)          (97)          (51)         (402)          (516)
                                      --------      --------      --------      --------      --------      --------       --------

  Earnings as Adjusted                $ 20,154      $ 18,863      $ 27,364      $ 27,929      $ 38,210      $ 25,754       $ 34,362
                                      ========      ========      ========      ========      ========      ========       ========

  Fixed charges:
  Interest expense(b)                 $ 23,385      $ 16,005      $ 21,257      $ 21,434      $ 24,534      $ 25,644       $ 25,003
                                      ========      ========      ========      ========      ========      ========       ========

  Ratio of Earnings to Fixed Charges       (c)          1.2x          1.3x          1.3x          1.6x          1.0x           1.4x
                                           ===          ===           ===           ===           ===           ===            ===

(a) For the 40 weeks ended July 31, 2004, this excludes a $7,390,000 write-off of deferred financing fees associated with the refinancing of our 8-5/8% senior subordinated notes and amendment and restatement of our credit agreement and the recognition of the remaining accretion on a portion of the 8-5/8% senior subordinated notes that were issued at a discount.

(b) For the 40 weeks ended July 31, 2004, this includes a $7,390,000 write-off of deferred financing fees associated with the refinancing of our 8-5/8% senior subordinated notes and amendment and restatement of our credit agreement and the recognition of the remaining accretion on a portion of the 8-5/8% senior subordinated notes that were issued at a discount.

(c) No ratio is presented for the 40 weeks ended July 31, 2004 as the earnings for that period were $3,231,000 less than the fixed charges.